MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 1 Operator: Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the MAXIMUS Fiscal 2016 Fourth Quarter Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. Should you require operator assistance during the conference, please press star, zero to signal an operator. Please note, this conference is being recorded. I will now turn the conference over to your host, Lisa Miles, Senior Vice President, Investor Relations for MAXIMUS. Thank you. You may begin. Ms. Lisa Miles: Good morning, and thanks for joining us. With me today is Rich Montoni, CEO; Bruce Caswell, President; and Rick Nadeau, CFO. I'd like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions and actual events and results may differ materially as a result of risks we face, including those discussed in Exhibit 99.1 of our SEC filings. We encourage you to review the summary of these risks in our most recent 10-K filed with the SEC. The company does not assume any obligation to revise or update these forward- looking statements to reflect subsequent events or circumstances. Today's presentation may contain non-GAAP financial information. Management uses this information in its internal analysis of results and believes this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. For a reconciliation of the non-GAAP measures presented in this document, please view the company's most recent quarterly earnings press release. And with that, I'll hand the call over to Rich. Mr. Rich Montoni: Thanks, Lisa, and good morning, everyone. With the U.S. presidential election still fresh in everyone's mind, I will start by addressing our perspective on the elections and the implications for MAXIMUS. The Affordable Care Act was initially a significant growth driver for MAXIMUS. But, since its launch, much has changed with the on-the-ground realities. Some states that initially launched their own state-based exchanges have gone back to the federal exchange. Others have worked to more tightly integrate their exchange with Medicaid and the related state health programs. And some insurance carriers have pulled out of the exchanges and premiums have continued to rise. As a result of all these dynamics, we have experienced both positive and negative trends in this portion of our business. In many cases, we picked up supplemental work tied to new requirements under Medicaid, administrative tasks that help make the boundaries between programs more seamless, consumer engagement, and overall state support for a variety of health benefits eligibility functions, all of which provided positive uplift to our results, and are expected to continue.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 2 Offsetting these uplifts were ACA related contracts that have already gone away, including work in California, Connecticut, Hawaii, Minnesota and West Virginia, as well as the closing of a large customer contact center supported the federal marketplace. Consequently, the book of business that was tied exclusively to ACA is actually lower now by roughly $100 million than when the exchanges first launched. In fact, we presently estimate that our remaining contracts directly tied to ACA will contribute approximately $160 million of revenue in fiscal 2017. This is baked into our 2017 guidance that we issued this morning. These contracts include the exchanges in Maryland, Vermont and Washington D.C., small portions of our New York health contract, as well as our contact center and appeals work in support of the federal marketplace. What's most interesting about New York is that less than 10 percent of the people served by our operations are actually enrolled in qualified health plans tied to ACA. The vast majority of our work in New York is in support of the other state-sponsored insurance programs, which won’t be impacted by a repeal or a change to ACA. This includes eligibility screening and enrollment for those other health programs. This is an example of the ancillary support services and additional work pick up that I referred to earlier. Further, New York is also one of the states that long ago expanded Medicaid through their own budget process. So, while the presidential election may have delivered a surprise, it’s no surprise that ACA, in its current form, isn’t working as smoothly as originally envisioned. The results of the U.S. election, as well as the U.K. Brexit referendum from earlier this year, could be viewed as calls for change. While some people are interested in the disruption of the status quo, it's important to remember that the fundamental need for a wide range of citizen services has not changed. There are three key aspects to how MAXIMUS brings value to government programs, and they continue to remain relevant. The first piece of the equation are the macro drivers that simply aren’t going away. Populations around the world are living longer, have more complicated health care needs, and have a need for social safety net programs. As a result, rising caseloads and increasing demands for government services are challenges that government must continue to address. The second piece of the equation is the tendency for republicans at all levels of government to favor outsourcing and public-private partnerships as a vehicle for cost-effective solutions. Governments must ensure programs that address societal needs are a good use of taxpayer dollars and achieve their intended outcomes. And in many instances, governments will continue to rely on trusted partners, like MAXIMUS, with established programs and a track record of reliable delivery. And the third piece of the equation is the shift to more state-based management of public programs. President-elect Trump has articulated a plan to create public policy that will broaden health care access, make health care more affordable, and improve the quality of the care

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 3 available to all Americans. He has also emphasized his support for block grant funding for states to use for programs like Medicaid and the potential removal of certain federal mandates. This potential change to funding and governance mechanics enhances the overall flexibility that states can bring to bear in shaping certain benefit programs. As a result of these drivers, macro population trends, republicans’ higher propensity towards public-private partnerships, and an emphasis on increased state control of programs, we believe the table is being set for MAXIMUS to step-up and provide additional support to our government clients. MAXIMUS offers years of experience in supporting states to customize their federally funded health and human services programs. We effectively translate legislative and regulatory change into operational models that achieve the intended outcomes for the diverse groups of citizens we serve. We can easily support states’ efforts as a result of any shifts in federal funding mechanisms, which may include block grants. In light of this sea change, we believe that we will likely experience a pause from major U.S. federal government programs as the new administration enacts its agenda. Nevertheless, the global macro trends that drive demand for our services continue to be the underpinnings of our three long-term growth strategies. As a reminder, these include, first, continuing to broaden our presence in the U.S. health services market. This includes the new Medicaid regulations that have already created further opportunities to expand our services beyond enrollment to include areas such as beneficiary services, provider services, assessments and long-term services, and support. Second, continuing to expand our U.S. federal book of business. This includes leveraging new contract vehicles from the Acentia acquisition to import our core solutions into new programs and agencies. And third, continuing to grow our international operations. Our ongoing work in cultivating new opportunities and raising our profile in all three areas will best position MAXIMUS for success in these strategic growth markets. The United States is not the only government that is seeking solutions to social challenges. As some of you may have seen, just last week the U.K. government issued a document titled Work, Health and Disability Green Paper. This paper is not intended to propose policies or legislation; rather, the purpose is to solicit input from stakeholders on a variety of new initiatives to provide people with more personalized support to get back into work. The U.K. is taking a more holistic approach to examine how the ability of people to participate in the workforce is influenced by their health, economic status, education level or housing situation. Comments on the Green Paper are due back in mid-February. Since the purpose of the paper is to generate feedback and ideas from the public, it's neutral to MAXIMUS and there is no immediate impact to our U.K. offerings, including the U.K. HAAS contract. Moving on to new awards, pipeline, and rebids. Our signed contracts for fiscal 2016 totaled $2.1 billion. We also had an additional $150 million in awarded unsigned contracts at September 30,

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 4 2016. As expected, fiscal 2016 awards came in lower compared to fiscal 2015, principally due to low level of rebids in fiscal 2016. Our pipeline of opportunities at September 30th remains robust. In fact, we reached a new record at $4.3 billion. We are pleased with the strength of our pipeline and it represents quality long-term opportunities in core and adjacent markets. Our business development teams are aggressively mining new prospects and they are squarely focused on winning our fair share of these bids. Of the 4.3 billion pipeline, approximately 60 percent is new work and reflects opportunities across all three segments and our current geographies. The record pipeline, including the new opportunities therein, lay the ground work for future awards. The conversion of sales pipeline in the future revenue growth will ultimately depend upon win rates, the timing of awards, how they ramp up, and the rate of recurring revenue. As we previously disclosed, we have just under $1 billion from 17 contracts that are up for rebid in fiscal 2017. It's interesting to note that the procurements for some of these contracts will be fairly long. As a result, we will see a greater revenue impact in fiscal 2018 and fiscal 2019. I'll now turn the call over to Rick to discuss the financial results. Mr. Rick Nadeau: Thanks, Rich. Overall, we are pleased to meet our objectives, and deliver a record year of solid double-digit growth for both revenue and earnings. As most of you know, we started fiscal year 2016 with some challenges on one of our largest contracts. At that time, the management team said we would tackle these issues head-on. During the year, we took the necessary steps to get the program on track, which allowed U.S. to deliver full-year earnings towards the top-end of that range. Revenue for fiscal year 2016 increased 14.5 percent over last year. Of this growth, 9 percent was organic, driven by the health services segment, and 8 percent was acquired. All of this growth was partially offset by a 2 percent decline tied to currency effects. On a constant- currency basis, revenue would have increased 17 percent year-over-year. Total Company operating margin for fiscal year 2016 was 11.9 percent, which, as expected, was tempered by new programs and start-up. For fiscal year 2016, net income attributable to MAXIMUS increased 13 percent. And GAAP diluted earnings per share increased 14 percent to $2.69 compared to fiscal year 2015. This included a net benefit of 3 cents from a gain of 6 cents from the sale of our education business, legal costs of 2 cents related to a matter that occurred in 2014, and acquisition related expenses of 1 cent. Excluding these items, diluted earnings per share for fiscal year 2016 would have been $2.66. Let me discuss results for the fourth quarter. Revenue grew 8 percent compared to last year. Of this, approximately 9 percent was attributable to organic growth and 1 percent was acquired. This growth was partially offset by a 2 percent decline, or approximately $13.6 million, related to foreign currency exchange rates. On a constant-currency basis, total revenue would have grown 10 percent for the quarter. Fourth quarter operating margin was strong at 13 percent.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 5 For the fourth quarter of fiscal year 2016, net income attributable to MAXIMUS totaled $50.7 million. And the company delivered diluted earnings per share of 77 cents for the fourth quarter. Fourth quarter earnings were a little bit better than expected. This was due, in large part, to higher than normal volumes from our appeals and assessments business, which are expected to return to more normalized levels in the first quarter. I will focus the remainder of my commentary, predominantly, on full-year results, starting with the health services segment. The health services segment delivered a record year of solid double-digit top-line growth, driven principally by new work and the expansion of existing contracts. Fiscal year 2016 revenue grew 17 percent to approximately $1.3 billion compared to the prior year. The majority of growth in the quarter was organic and 1 percent was attributable to the acquisition of Acentia. The segment was impacted by foreign currency translation, which reduced full-year revenue by $28.7 million, or approximately 3 percent. On a constant currency basis, revenue growth for fiscal year 2016 would have been 20 percent. Segment operating margin for fiscal year 2016 was 14.3 percent. This represents an improvement of 40 basis points relative to last year, mostly due to our revenue growth outpacing SG&A growth. For fiscal year 2016, the U.K. HAAS contract delivered revenue totaling just over $200 million, and operating margin in the high single-digits. For fiscal year 2017, we continue to expect that this contract will contribute approximately $200 million in revenue, and that it will move into our targeted operating margin range of 10 percent to 15 percent. The U.S. Federal Services segment finished the year strong with better than expected top and bottom line results in the fourth quarter, driven principally by higher volumes in our appeals and assessments business line. We expect volumes to return to more normalized levels in the first quarter of 2017 and, as a result, segment revenue and profit will have a related step-down in Q1 of 2017 compared to Q4 of 2016. For fiscal year 2016, revenue for the U.S. federal segment totaled $591.7 million and grew 18 percent compared to the prior year. All growth in the year was acquired, offsetting expected organic revenue declines, primarily due to the expected closure of a customer contact center in Boise, Idaho, where we provided support for the federal marketplace under the Affordable Care Act. Revenue from this contract was $49 million lower in fiscal year 2016 compared to fiscal year 2015. Segment operating margin for fiscal year 2016 was 10.7 percent. This was lower than the 11.8 percent recorded for the prior year due impart to contracts acquired with Acentia that are largely cost reimbursable or time and materials, which carry lower margins. As part of the segment's long-term growth initiatives, we've made further investments in business development, as well as incurred additional operating expenses in support of our IT infrastructure refresh. Let me turn to financial results for the human services segment. For fiscal year 2016, revenue grew 5 percent to $513.3 million compared to fiscal year 2015. Top line increases were driven by the acquisition of Remploy, and organic growth from the ramp-up of the jobactive contract in

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 6 Australia. The segment was impacted by foreign currency exchange rates, which reduced full year revenue by $20 million, or approximately 4 percent. On a constant currency basis, revenue would have grown 9 percent for the full year of fiscal 2016. Operating margin for fiscal year 2016 was 9.3 percent, which was lower compared to the prior year. This was due in part to the ramp up of jobactive in the first-half of fiscal year 2016 as the new program got underway. Let me move on to discuss cash flow and balance sheet items. Day sales outstanding were 70 days at September 30, which is in line with our targeted range of 65 to 80 days. DSOs increased on a sequential basis due to a payment delay from one of our large clients. This accounted for five DSOs. After the quarter closed, we collected the outstanding receivables. As a result of the timing of collections, we fell a little short of our full year guidance for cash from operations, but achieved our targeted range for free cash flow. For the full fiscal year, cash provided by operations totaled $180.0 million with free cash flow of $133.6 million. For the fourth quarter of fiscal year 2016, cash provided by operations totaled $71.9 million with free cash flow of $59.6 million. During fiscal year 2016, we repurchased approximately 587,000 shares of MAXIMUS common stock for $31.3 million. We ended the fiscal year with cash and cash equivalents of $66.2 million, most of which was outside of the US. And the balance outstanding on our line of credit was approximately $165 million. Our balance sheet gives U.S. flexibility to grow and invest in our business in order to best create long-term shareholder value. Our cash deployment priorities remain unchanged and include dividends, opportunistic share buybacks, working capital investments to support growth in the business, and acquisitions. Overall, we remain committed to sensible and practical uses of cash. Before I wrap up with our 2017 guidance, we believe the macro drivers are unchanged. And I want to reiterate that 10 percent top and bottom line growth over the long-term is achievable. As we have consistently said, we will have years of accelerated growth, driven by things like new legislation. But, we will also have years of lesser growth, as a result of things like program maturity or procurement timing. More importantly, the long-term macro demand trends remain in our favor as governments are faced with rising caseloads, aging populations, and the need to manage social benefit programs cost effectively. As indicated in this morning's press release, we are establishing revenue guidance for fiscal year 2017 that will range between $2.475 billion and $2.55 billion, driven by growth in the health segment. We expect that revenue growth for fiscal year 2017 will be tempered by approximately $110 million, or roughly 5 percent, due to three factors. They are, first, we estimate that the weakening of the British pound is roughly $50 million unfavorable to revenue. Second, in our U.S. Federal Services segment, we expect that revenue will be $40 million lower for a large healthcare contract. Program volumes are expected to be lower as the agency contemplates the future strategic direction of the program. And third, and to a lesser extent, we have approximately $20 million of heath segment revenue that is not recurring.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 7 In this instance, a contract was brought to rebid early because the client wanted to modify the terms and conditions tied to specific performance metrics. We opted to no bid the new contract because we felt the new terms would make it too difficult to be successful, both operationally and financially. We have a high level of visibility into our forecasted revenue for fiscal year 2017. At September 30, 2016, we had $4.0 billion in backlog. As a reminder, each year we adjust the backlog to account for changes in performance based contracts. The $4.0 billion backlog reflects expected reductions from three larger performance based contracts, including the U.K. HAAS contract. Based on the mid-point of our fiscal year 2017 revenue guidance, we estimate that approximately 93 percent of our forecasted fiscal year 2017 revenue is already in the form of backlog, options, or extension periods. As expected, the bottom line is growing faster in fiscal year 2017, and reflects start-up contracts that are becoming more mature and achieving higher margins in fiscal year 2017. As a result, we expect diluted earnings per share for fiscal year 2017 to range between $2.90 and $3.10. On a quarterly basis, we anticipate that both revenue and diluted earnings per share for the first quarter of fiscal year 2017 will be lower compared to the fourth quarter of fiscal year 2016, driven by two factors. First, the federal segment in expected to deliver lower revenue and operating income in the first quarter. This is due to the aforementioned $40 million revenue reduction on a health care contract. And because we expect the volumes in our appeals and assessments business will return to more normalized levels in the first quarter. Second, we initiated a restructuring in our U.K. human services business. With the integration of Remploy and the lower referral volumes on the work program, we have taken steps to right size the business and eliminate redundancies. The restructuring is expected to have a positive impact to the full year. But, these adjustments will have a negative impact in the first quarter of roughly of $3.8 million, or approximately 5 cents per diluted share. On a segment level basis, we expect that the majority of revenue growth for fiscal year 2017 will come from the health segment. In terms of operating margins, by segment. For the full year, we expect that the health services segment will continue to achieve margins at or above the mid-point of our targeted range of 10 percent to 15 percent. For the federal segment, we still expect margins in the 10 percent to 12 percent range for the year. And in human services, we expect this segment will likely deliver full- year operating margins that are slightly below our 10 percent to 15 percent range, principally due to the planned restructuring costs in the first quarter. For the full year of fiscal 2017, we are estimating that the income tax rate will range between 36 percent and 37 percent. As noted in this morning's press release, MAXIMUS will adopt a new accounting standard on stock compensation in fiscal 2017. As a result, I suggest that for the first three quarters of fiscal year 2017 you model the effective income tax rate as being 1 percent higher than the rate you project for the full-year, with the pick-up in the fourth quarter. The final

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 8 tax rate will also ultimately depend on the mix of operating income contribution from our various tax jurisdictions. And finally, cash flow guidance. We expect cash provided by operations to be in the range of 230 to $280 million for fiscal year 2017, and we expect free cash flow to range between 170 and $220 million. And I'll hand it back to Rich for some closing comments. Mr. Rich Montoni: Thank you, Rick. Now, more than ever, bringing together the understanding of how costs, quality, and access to services intersect could not be more important. MAXIMUS is really well positioned to address these challenges, and be a change agent. We offer scalable, cost-effective, and operationally efficient services for a wide range of government programs. We look forward for fiscal 2017 to be another year of growth, top and bottom line. Most importantly, our longer term success in growing our business is dependent on our ability to identify and win new work, and to deliver on our contractual obligations. Our robust pipeline represents the core engine of this future growth. Over the next three to five years, the macro trends for our business remain unchanged and solid. And governments around the world need to find more ways to run their program more effectively and efficiently, while at the same time, dealing with rising caseloads, shifting demographics, and unsustainable program costs. We recognize that operating a business is a balance of risk and reward. We continue to believe our portfolio mix of core business, near adjacencies, and new growth platforms will allow U.S. to achieve a healthy growth trajectory for years to come. And in closing, I thank our more than 18,000 employees around the world for their dedication to providing high quality services to our government clients and the citizens they serve. Operator? Operator: Thank you. At this time, we will be conducting a question and answer session. If you would like to ask a question, please star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. If at any time you wish to remove your question from the queue, please press star, two. We ask that you limit your questions to one with one follow up so others may have an opportunity to ask questions. You may re-enter the queue at any time by pressing star, one. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for questions. Our first question is from Brian Kinstlinger with Maxim Group. Please proceed with your question.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 9 Mr. Brian Kinstlinger: Hi. Good morning, guys. Mr. Rich Montoni: Good morning, Brian. Mr. Brian Kinstlinger: I want to start with the obvious first question. I'm curious your view, Rich, on the risk that all your ACA business, the $160 million goes away. And then if you could also quantify for investors kind of a rough number of an EPS contribution this year for net revenue. Mr. Rich Montoni: All right. Brian, I think you've asked a two part question, and I'm going to hand this over to our Chief Financial Officer Rick Nadeau in a minute. But the two parts are, one, what's the risk--our assessment of the risk that the $160 million, which is kind of our current run-rate and what we’ve assumed in our fiscal '17 estimates relative directly related to the Affordable Care Act. And then secondly, what would be the ballpark EPS contribution from that book of business. Rick, thoughts? Mr. Rick Nadeau: Yes. I think you've got to remember that inside that Affordable Care Act, revenue was about $90 million of cost plus revenue. So, that's going to be lower margin. And so, I look at it from an operating income standpoint. I think when you look at our normal range of 10 to 15 percent, you're going to be on the lower end of that 10 to 15 percent, because 90 million of it is lower than 10 percent, because it is cost plus type of revenue. Bruce? Mr. Rich Montoni: Bruce Caswell actually has some thoughts he’d like to add to that, Brian. Mr. Bruce Caswell: Yeah, Brian. I thought it’d be helpful just kind of frame the overall discussion around repeal and replace the Affordable Care Act. So, I'll take a couple of minutes to do that. It's impossible really to speculate at this point about the specific details of how the efforts to repeal and replace will proceed. But, Rich mentioned, and it's important to come back to, that there are some underlying perspectives in terms of president-elect Trump’s position on health care that are important. One is to broaden health care access; the second is to make it more affordable; and the third is to improve quality. So, we think it's--while there is certainly likelihood, right, that repeal will proceed, it'll be coupled with a replacement. Putting it in context, the repeal would take a congressionally grant benefit away from 20 million people. And with about 28.9 million Americans still uninsured, you could see up to 50 million folks without insurance. We think that the fundaments of a program that might replace the Affordable Care Act are still obviously yet to be bolted down, but some of the options that are on the table have been advanced by house republicans in the overtime. Those could include changing or ending the individual or employer mandate, enacting insurance reforms to address things like the minimum essential benefits. Restructuring premiums, you probably read a bit about, what might happen with subsidies, and then individuals could receive a tax credit they could use to purchase insurance so that low income populations have more access. And this could be done in combinations possibly with heath savings accounts.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 10 So, there are lot of moving pieces here. And certainly, you know, a day or so into the new administration, if you will, we’re really looking to fill-in a lot of those plans as are others. We think the revenue overall, therefore, from our Affordable Care Act contracts is likely to be shifted into the replacement model. And we feel we’re well positioned to provide administrative services from eligibility support, enrollment and appeals in that environment because those-- fundamentally those needs just don’t go away. In fact, we’ve done some thinking about this and we think that in certain models the demand could increase for our services as we’ve seen historically in other programs because change fundamentally is the way that governments continue to evolve and improve these programs. And if we look back at United Kingdom’s experience, when they changed governments and they replaced the flexible new deal program with the work program, there is an entire effort of transition. I guess the analogy here for the Affordable Care Act will be disenrollment and then re-enrollment of individuals that industry needs to support government with. And that may be a final point. The Trump administration has made it very clear that they're going to be very business oriented and they view the importance of public-private partnerships and cooperating and working in conjunction with the private sector is key to implementing their policy agenda. So, I hope that provides some additional context. Mr. Brian Kinstlinger: It’s a lot of context. Thank you. A lot of good detail for us. My follow-up is on the work program you had mentioned, which is coming to an end and had some points at the end. I'm curious what the revenue contribution is for the year, when you assume it's going to end so we don't have a situation where we’re guessing like Affordable Care Act. And then is that 3.8 billion a one-time restructuring charge? Thanks. Mr. Rich Montoni: Rick Nadeau is going to field that for us, Brian. Mr. Rick Nadeau: It's actually three questions, I think. Let me try to make sure I get them all for you, Brian. I think first off for fiscal year '17, I think you should think about $65 million or so of revenue we have in fiscal year '17 from the program. The program is scheduled in right toward the end of fiscal year '17. So, really, this is a fiscal '18 type of event for you to think about. And the last question on the restructuring charges. Yes, that is a one-time item. When we acquired Remploy in April of 2015, we wound up with a back office along with that. So, then we wound up and had two back offices for human services in the United Kingdom. And so, what we're really doing is putting it together, so that we can rationalize the cost. And so, it'll be severance and lease termination costs, those types of things. Ms. Lisa Miles: Thanks, Brian. Next question, please.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 11 Operator: Our next question is from Richard Close with Canaccord Genuity. Mr. Richard Close: Great. Thank you. With respect to the pipeline, Rich, can you talk a little bit in terms of, is there anything significant from a size perspective in the pipeline? And then also as you think about the new administration coming on, is there anything in the pipeline that could possibly, you know, potentially go away with the new administration? Mr. Rich Montoni: Let me answer the second question first. I don't think so. I think we've tried to give you a reasonable understanding of what we think might be at risk relative to a new administration when we talk about the direct Affordable Care Act work we do, order magnitude of $160 million, Richard. So, I think that covers all of it. As it relates to the composition of the pipeline, and I think we've disclosed that in fiscal '17 we'll be looking at about $1 billion in rebids. I don't think there's any one item that's so large that it's disproportionate. I think it's a good mix. So, I think it's — I think that's actually healthy and that we've got a little concentration in the pipeline situation in fiscal '17. Mr. Richard Close: So--and my follow-up question would be more longer term in nature. As you think about the new administration, where do you think there will be opportunity for you? In the past, you've talked about integration. Is there anything in what candidate Trump has talked about that you think, you know, really is in the sweet spot for MAXIMUS? Mr. Rich Montoni: It's a great question. Bruce Caswell, I know, has some thoughts he’d like to share with you on that. Mr. Bruce Caswell: A few thoughts, yes. I mean, first is, Rich mentioned that one of the fundamentals here is that republicans tend to outsource more. And in the Trump administration, we expect, is going to continue to be a strong proponent of state's rights and the concept of kind of devolving authority and pushing program administration down to the states. And there's a very healthy debate going on right now in policy circles about what that might mean for the Medicaid program and for block granting. And nothing is assured. You know, prior studies that looked at block granting Medicaid suggested, while it could reduce federal expenditures by about $913 billion over 10 years, obviously, the costs have to be picked up somewhere, and there are number of governors that don’t necessarily want to pick that up. They see it as an unfunded mandate. So, there's a tension, but I think there is an overall proclivity towards states rights and pushing program administration down, which I think plays very much to our strengths. Otherwise, it's very early days in terms of trying to speculate what other program areas within human services, or within our federal businesses and so forth, might become a focal point. We don’t have the answer page obviously for issues like immigration. But, there are welfare reform efforts out there with TANF reauthorization, there are efforts to address employment challenges on an ongoing basis. So, there could be new initiatives that do result from the transition of the

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 12 administration. But, we typically wouldn’t get into a lot of those details for competitive reasons, at this point. Mr. Rich Montoni: But, I think it's fair to say that, you know, this could very well be a breath of fresh air to take a hard look at some of the macro processes here. And I do think welfare and employment areas is one that will be right for that opportunity. So, we’re anxious to see how that develops, Richard. Ms. Lisa Miles: Thanks, Richard. Next question, please. Operator: Our next question is from Charlie Strauzer with CJS Securities. Mr. Charlie Strauzer: Hi. Good morning. Mr. Rich Montoni: Good morning, Charlie. Mr. Charlie Strauzer: If you could touch based a little bit more--I know that you touched little bit on jobactive in Australia, but may be give U.S. a little better update there as to how the ramp is going. And also what are your expectations for the year. Thanks. Mr. Rich Montoni: So, we will do that, and Bruce will handle that one. Mr. Bruce Caswell: Sure. Thanks very much, Charlie. So, with regard to jobactive, it's important to note that most, if not all, of the vendors, and I think we’ve may be talked about this before on the jobactive program, are experiencing volume related challenges. And it's not unusual to see fluctuations in a new program like that from the estimates that were provided to the vendors as part of the tender. We've mentioned before that the Australian unemployment rate is fairly low. It's about 5.7 percent. And that's the lowest it's been since 2013. And that simply is lower than the rates that were assumed in the tender. However, we've also noted that the program is profitable, and we feel like it's done a nice job of continuing to improve on the back half of FY '16, as the contract continues to mature and we continue to execute strategies to make sure we manage our cost effectively, and really create very much a performance management environment within the contract. So, you know, jobactive has been more a story about the margins not being as robust as we may have initially expected. But, we feel like the contract is on a solid footing. Mr. Charlie Strauzer: Great. And just a follow-up, just on the U.K., the Fit for Work contract there, any update there? Is that related to the $20 million of a contract that you’re not going to revisit. Is that the contract that you're referring to? Or is it something else? Mr. Bruce Caswell: No, that was not the contract that we were referring to in terms of the rebid. But, I can provide a little bit of an update on Fit for Work itself. So, we have been working closely with our clients in the United Kingdom. And we’re wrapping up a small pilot project in

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 13 partnership with the DWP that's looking to determine the impacts of certain marketing efforts in a certain region of the country to a certain set of employers to see how that will affect uptake within the program. In addition, Rich spoke about the Green Paper that was recently published, and there are a number of references to Fit for Work within the Green Paper that speak to new opportunities to increase awareness of the program. So, we’re going to continue to work with the client and try to find a balanced approach to meet their program objectives as they evolve overtime and fit within the construct of their vision for a more holistic approach to employment and health in the United Kingdom. And those dialogue will just continue over the next several months. And I just--to answer the obvious follow-on question, which is what was the contract spend that was the $20 million that we chose not to rebid. And that was the health insurance exchange contract with the State of Connecticut. Ms. Lisa Miles: Thanks, Charlie. Next question, please. Operator: Our next question is from Allen Klee with Sidoti. Mr. Allen Klee: Yes. Hi. Can you provide any comment on the two larger contracts that are up for rebid this year? How--timing on them and just any color of your thoughts on it. Ms. Lisa Miles: One second, Allen. Mr. Rich Montoni: Okay. Allen, if I understand your question, it's the timing of the contracts that are up for rebid. The timing of the contracts are really skewed to the tail-end of the year so that for all practical purposes, the results of those rebids become a fiscal year '18 revenue topic, not a fiscal year '17. So, it's skewed towards the end of the year. Mr. Allen Klee: Okay. And could you give U.S. some color on the appeals business doing well this quarter, although it's not supposed to continue? What do you think was behind that? Mr. Rich Montoni: Glad to do that. Rick Nadeau's anxious to answer that question. Mr. Rick Nadeau: It wasn't anything overly significant other than just a build-up in the backlog of work that they worked to--they worked steadily during the fourth quarter, worked it down. Greater volumes create an improvement in our revenue. But, also a pretty good lift in the profitability inside the rates that you get or, you know, recovery of fixed and variable cost of volumes. You know, when volumes are high, they're more accretive. We worked that backlog down to more normal levels. So, what we're really just trying to say is that it'll be a more normalized level in fiscal year '17 as we worked off that backlog that has built up. Ms. Lisa Miles: Allen, thank you for your question. Next question, please.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 14 Operator: Our next question is from Mark Kelly with Stifel. Mr. Mark Kelly: Hey, guys. Thanks. I was just curious, you’ve mentioned block grants a couple of times. Can you talk a little bit more specifically about what that could mean for MAXIMUS? Thanks. Mr. Rich Montoni: We will do that. Bruce is anxious to talk about that. Mr. Bruce Caswell: Sure. Anything related to policy. Thanks, Mark. Mr. Mark Kelly: Sure thing. Mr. Bruce Caswell: So, you know, it's still early days, obviously, in terms of the thinking there. But, I think president-elect Trump has mentioned as part of his overall approach to policy that he supports the block granting in Medicaid. I think, couple of things. I mean, there is that tension that I mentioned earlier about how--what kind of funding obligation that would create at the state level, and whether the federal funding would be sufficient in that environment. And we're--we can't comment necessarily on how that would be resolved. But, presuming that it moves down, it opens up an interesting conversation because Medicaid then becomes more akin to CHIP in terms of the, you know, overall responsibility and authority given to the states to further put their stamp on the program, and kind of make it their own. And it does raise the question then about whether there are opportunities to look at a broader role for MAXIMUS in areas like eligibility determination. You may recall that, historically, for programs like Medicaid and TANF, and the SNAP program, or food SNAP program, historically, a merit-based employee has had to have to--has had to make those final eligibility determinations. Whereas in CHIP, where it was more function, more like a block grant, that's not been the case. So, we're optimistic that we can enter into some dialogue with our clients about how that would function for them. And I think that we’re extremely well positioned, given the existing state infrastructure we have to support that, should it occur. Mr. Mark Kelly: Great. Thanks so much. Mr. Bruce Caswell: Yep. Ms. Lisa Miles: Thanks, Mark. Next question, please. Operator: Our next question is from Frank Sparacino from First Analysis. Mr. Frank Sparacino: Hi, guys. Just one question on the federal services side of things. If we were to adjust out the call center in Boise, I'm trying to figure out if that segment grew at all in '16. And I guess longer term, you know, what is the expectation? You know, is that an area of growth? You know, what--what’s on the horizon? What gets you excited about that segment?

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 15 Mr. Rich Montoni: I am going to ask Rick Nadeau in a minute to talk about that, Frank. But, I think the dynamics inside of our federal segments are very, very interesting. When I think about that topically, I do think about the size of the federal government, I think about our current breadth and depth, and I do think about the Acentia acquisition and how our plan to take advantage of the synergies is in place and is yet to be realized. But, rest assured, we do have actions and plans in place to drive U.S. to that goal. Rick? Mr. Rick Nadeau: Yes. You know, we had acquired growth in the federal sector that was from the acquisition of Acentia. And then as you referred to, we had the Boise contact center and we said that was about $49 million. I think if you take those two pieces out, you had about $35 million of organic growth. But, obviously the 49 is bigger than the 35. Mr. Rich Montoni: That helpful Frank? Mr. Frank Sparacino: Yes, thank you. Mr. Rick Nadeau: Sure. Ms. Lisa Miles: Frank, do you have a second question? If not, next question please, operator. Operator: Once again, if you'd like to ask a question, please press star, one on your telephone keypad. Our next question is from Shane Svenpladsen from Avondale Partners. Mr. Shane Svenpladsen: Good morning. Acknowledging--. Mr. Rich Montoni: --Good morning, Shane. Mr. Shane Svenpladsen: Acknowledging the new administration may take a more aggressive stance in terms of outsourcing. Have you seen anything more recently in terms of changes on the parts of governments being amenable to outsourcing certain means tested programs? Mr. Rich Montoni: Well, I--and Bruce, I'm going to ask you to chime in here. But, I think we've seen a decade’s worth of that in terms of governments moving towards partnering with firms. Clearly, there's a trend towards working with fewer larger providers rather than historically governments may have sprinkled a lot of contracts to smaller suppliers, and in some cases hundreds and hundreds suppliers. So, the trend to consolidate that supplier base, I actually think that that's being driven by the fact that there is a significant cost to manage all of the suppliers. So, we've experienced that here in the U.S. and most notably in Australia and the United Kingdom and I think the amount of work that we’re doing when many of our clients seems to be on the margin add-ons in terms of the work that we’re doing. Bruce, is that your view?

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 16 Mr. Bruce Caswell: Absolutely my view. I think that, you know, really, Shane, when we look at the model, if you're in the right place and you're able to have the dialogue with the client about the problems they're facing at the moment, and thirdly you've got the infrastructure and ability to deliver, you can really grow nicely off of existing contracts. And we’ve actually even kind of modified our business delivery model to accommodate that through the use of greater shared services centers where we can dynamically allocate, you know, demand to meet search requirements for our clients. And there are several examples out there where I think we've seen a propensity to outsource when clients have kind of an immediate need. So, for example, one that was in the press where--is where we're helping the state of Arkansas address a backlog in Medicaid renewal determinations of over 100,000 cases. And we were able to rapidly respond to that, stand-up capability and help them through that issue. So, I will say, I've been pleased with how the value proposition and the ability to provide that kind of support, which itself can lead to longer term relationships, has been a bit on the uptick in the marketplace. Mr. Shane Svenpladsen: Appreciate that color. And then just quickly, if you could provide an update on Acentia and kind of your progress in creating, you know, BPO opportunities within those contract vehicles. Mr. Bruce Caswell: I'll go ahead and take that, Shane. So, as you know, when we combined with Acentia, we were able to add to our portfolio, if you will, about 12 new contract vehicles that cover largely civilian and federal agencies in terms of our ability to then market to those agencies and create new opportunities. So, we've always maintained that it would take some time to gain traction in new opportunities resulting from that acquisition. And I will say that I've been pleased with some of the initial pings that we've seen in terms of contract vehicles where we've had bids that have expanded as a consequence of a larger capability that we can bring to the table. We've--you know, we--Rich mentioned in his prepared remarks that our business development teams are fully integrated now, really pushing and pursuing new opportunities. Federal pipeline itself remains quite strong. It does include new BBO business where we can leverage our core capabilities, but go-to-market through those contract vehicles that I mentioned. And also, if you recall, the federal government contracting space is one where there are larger government-wide acquisition contracts that companies have to qualify for to then subsequently receive task order opportunities. And I will say, without, you know, disclosing the names of the vehicles themselves, we are, as a consequence of the Acentia combination, in a position now to qualify for much larger government-wide acquisition contracts that overtime will then deliver a lot of revenue through task order. So, we expect to see--you know, it's worth mentioning as the new administration comes on board and they put their appointees in place, and really begin to enact their agenda, there may be a bit of a slowdown on the federal side.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 17 But, many of the programs that we look at are tied to long-term transformational projects in key government agencies. And generally those transformation programs that can be, you know, decade in length don't change dramatically as administrations change. Ms. Lisa Miles: Thank you for your questions, Shane. Next question, please. Operator: Yes. As a reminder, if you'd like to ask a question, please press star, one. And our next question is from Richard Close from Canaccord Genuity. Mr. Richard Close: Thanks. With respect to HAAS, I guess 200 million this year, 200 million expected next year, I think that's a little bit below the 225 that you guys have previously adjusted to. Can you just go over that? Mr. Rick Nadeau: Yeah, Richard, this is Rick. That would be currency. Following Brexit, the currency exchange rate went from 1.42 or whatever --it went down below 1.20, but it's now at about 1.25. So, that's really accounting for the reduction. It's all the difference between the U.K. and the U.S. currency. Mr. Richard Close: Okay. And another follow-up would be, the $40 million federal contract that you talked about that's negatively--or included in your initial '17 guidance, just to be clear, that is not ACA related; correct? Mr. Rick Nadeau: That is correct. That is not an ACA contract. Mr. Richard Close: Great. Ms. Lisa Miles: Next question please. Operator: Our next question is a follow-up from Brian Kinstlinger. Mr. Brian Kinstlinger: Great. Thanks. In a similar discussion on the DoE contract, I'm not sure if we discussed that today, I may have missed it. I'm curious if for the full-year of fiscal '17, it's assume to be at mature margins. If not, when might it hit mature margins in your opinion? Thanks. Mr. Rick Nadeau: Yeah, it's Rick. It's crossed over and should be profitable. It will continue to improve overtime. But, I think we're getting to the point where we’re getting a lot of closer to mature margins. Mr. Rich Montoni: And in fact I would--Brian, I would give our team a call-out for the way that they've handled that transaction. There's been a lot of moving pieces and I think they've done a very good job. And I agree with Rick that in our category, it's crossed over to--I'll put it out of start-up. But as is always the case, large contracts have challenges.

MAXIMUS Fourth Quarter 2016 Earnings Call November 10, 2016 Page 18 Mr. Brian Kinstlinger: So, just to be clear, in fiscal '18, there'll be a small slingshot effective in the first half of the year it's not fully mature whereas it might be in the first half of fiscal '18. Is that the way we should think about it? Mr. Rick Nadeau: I would think that--the way I would put it is that all contracts that we have of size, we should be improving the profitability of them overtime. But yes, we're still improving the margin on that contract. But, I would be thinking smaller rather than bigger. Mr. Rich Montoni: Yes, small slingshot, Brian. Ms. Lisa Miles: Thanks, Brian. Next question, please. Operator: Ladies and gentlemen, we have reached the end of the question and answer session and are out of time for today’s call. MAXIMUS thanks you for your time and participation. You may disconnect your lines at this time.

1 Richard Montoni Chief Executive Officer November 10, 2016 Helping Government Serve the People®

2 Forward-looking Statements & Non-GAAP Information These slides should be read in conjunction with the Company’s most recent quarterly earnings press release, along with listening to or reading a transcript of the comments of Company management from the Company’s most recent quarterly earnings conference call. This document may contain non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. These measures should be used in conjunction with, rather than instead of, their comparable GAAP measures. For a reconciliation of non-GAAP measures to the comparable GAAP measures presented in this document, see the Company’s most recent quarterly earnings press release. Throughout this presentation, numbers may not add due to rounding. A number of statements being made today will be forward-looking in nature. Such statements are only predictions and actual events or results may differ materially as a result of risks we face, including those discussed in our SEC filings. We encourage you to review the summary of these risks in Exhibit 99.1 to our most recent Form 10-K filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances.

3 Affordable Care Act & Impact to MAXIMUS The Affordable Care Act (ACA) was initially a significant growth driver for MAXIMUS. Since launch, much has changed with the on-the-ground realities: • Some state-based exchanges have gone back to the federal exchange (like Hawaii and Oregon) • Some states have more tightly integrated their exchanges with Medicaid and related state health programs • Some insurance carriers have pulled out of exchanges • Premiums have continued to rise MAXIMUS experienced both positive and negative trends in this portion of our business. Positives: Picked up supplemental work tied to new requirements under Medicaid, administrative tasks that help make the boundaries between programs more seamless, consumer engagement and overall state support for a variety of health benefit eligibility functions Provided positive uplift to our results and are expected to continue Negatives: Some ACA-related contracts that have already gone away include work in CA, CT, HI, MN and WV, and a customer contact center that supported Federal Marketplace

4 Two Categories of ACA-Related Work Note: Estimated annual revenue from Medicaid expansion is approximately $40M (this estimation is based on published data on Medicaid expansion populations and Company estimates) and is not included in the estimated revenue numbers in the above table. • What is interesting about our NY contract is that <10% of the people served by our operations are actually enrolled in Qualified Health Plans tied to ACA. The vast majority of our work in New York is in support of other state- sponsored insurance programs. This won’t be impacted by a repeal or a change to ACA. This includes eligibility screening and enrollment for these other health programs. This is an example of ancillary support services and additional work pick up. NY is also one state that long-ago expanded Medicaid through their own budget process. • While presidential election may have delivered a surprise, it’s no surprise that ACA in its current form isn’t working as smoothly as originally envisioned. Results of U.S. election, as well as U.K. Brexit referendum from earlier this year, could be viewed calls for change. Category Estimated Annual Revenue Work Work exclusively tied to ACA that has already gone away $100 Million • CA, CT, HI, MN, WV • One of the customer contact centers in support of the Federal Marketplace Work exclusively tied to ACA that is included in FY17 guidance $160 Million • Exchanges in MD, VT and D.C. • Small portions of our NY contract • The other customer contact center and our appeals work in support of Federal Marketplace

5 Fundamental Need for Wide Range of Citizen Services Three key aspects to how MAXIMUS brings value to government programs remain relevant: 1. Macro drivers that simply aren’t going away. Populations living longer, have more complicated health care needs, and have a need for social safety net programs – as a result, rising caseloads and increasing demands for government services are all challenges that government must continue to address. 2. Tendency for Republicans at all levels of government to favor outsourcing and public-private partnerships as a vehicle for cost-effective solutions. Governments must ensure programs that address societal needs are a good use of taxpayer dollars and achieve their intended outcomes – and in many instances, will continue to rely on trusted partners like MAXIMUS with established programs and a track record of reliable delivery. 3. Shift to more state-based management of public programs. President-elect Trump has articulated a plan to create public policy that will broaden health care access, make health care more affordable, and improve the quality of the care available to all Americans; has also emphasized support for block grant funding for states to use for programs like Medicaid and the potential removal of certain federal mandates. This potential change to funding and governance mechanics enhances the overall flexibility for states to shape certain benefit programs. MAXIMUS helps states customize their federally funded health and human services programs, effectively translating legislative and regulatory change into operational models that achieve the intended outcomes for diverse groups of citizens. We can easily support states’ efforts as a result of any shifts in federal funding mechanisms, which may include block grants.

6 Long-term Strategy • We believe that we will likely experience a pause for major U.S. federal government programs as new administration enacts its agenda • Global macro trends that drive demand continue to be underpinnings of our three long-term growth strategies: 1. Continuing to broaden our U.S. health services presence, including new Medicaid regulations that have created further opportunities to expand our services beyond enrollment to include areas such as: • Beneficiary services • Provider services • Long-term services and support 2. Continuing to expand our U.S. federal book of business, including leveraging new contract vehicles from Acentia acquisition to import our core solutions into new programs and agencies 3. Continuing to grow our international operations • Our ongoing work in cultivating new opportunities and raising our profile in all three areas will best position MAXIMUS for success in these strategic growth markets

7 Work, Health and Disability Green Paper • United States is not the only government that is seeking solutions to social challenges • Last week U.K. Government issued a document titled “Work, Health and Disability Green Paper”  Not intended to propose policies or legislation; but rather to solicit input from stakeholders on a variety of new initiatives to provide people with more personalized support to get back into work  Taking a more holistic approach to examine how ability of people to work is influenced by their health, economic status, education level or housing situation  Comments are due back in mid-February  Since the purpose of the paper is to generate feedback and ideas from the public, it is neutral to MAXIMUS and there is no immediate impact to our U.K. offerings – including HAAS contract.

8 New Awards September 30, 2016 YTD Signed Contracts $2.1B Additional Unsigned Contracts $150M Sales Opportunities September 30, 2016 Total Pipeline* $4.3B FY17 Rebids • Just under a billion dollars from 17 contracts up for rebid in FY17 • Procurements for some will be fairly long • As a result, we will see a greater revenue impact in FY18 and FY19 * Reported pipeline only reflects short-term opportunities where we believe request for proposals will be released within next six months New Awards, Sales Pipeline & FY17 Rebids Awards • FY16 awards lower compared to FY15, principally due to fewer rebids in FY16 Pipeline • Pipeline reached a new record at $4.3B • Strong pipeline represents quality long-term opportunities in core and adjacent markets • Our business development teams have done a really good job of mining new prospects and are squarely focused on winning our fair share of these bids • Approximately 60% is new work and represents work across all three segments and all current geographies The conversion of opportunities in the pipeline into future growth depends on win rate, timing of awards, how they ramp and the rate of recurring revenue

9 Rick Nadeau Chief Financial Officer November 10, 2016 Helping Government Serve the People®

# Total Company Results – Full Fiscal Year 2016

| ($ in millions, except per share data) | FY16 | FY15 | % Change |
|---|---|---|---|
| **Revenue** | | | |
| Health Segment | $ 1,298.3 | $ 1,109.2 | 17% |
| Federal Segment | 591.7 | 502.5 | 18% |
| Human Segment | 513.3 | 488.1 | 5% |
| **Total** | **$ 2,403.4** | **$ 2,099.8** | 14% |
| **Operating Income** | | | |
| Health Segment | $ 185.0 | $ 154.3 | 20% |
| Federal Segment | 63.4 | 59.4 | 7% |
| Human Segment | 47.7 | 60.2 | (21%) |
| **Segment Income** | **$ 296.1** | **$ 273.9** | 8% |
| Acquisition expenses | (0.8) | (4.7) | |
| Intangibles amortization | (13.4) | (9.3) | |
| Gain on sale of business | 6.9 | - | |
| Other | (2.2) | - | |
| **Total** | **$ 286.6** | **$ 259.8** | 10% |
| Operating Margin % | 11.9% | 12.4% | |
| **Net Income attributable to MAXIMUS** | **$ 178.4** | **$ 157.8** | 13% |
| **Diluted EPS - GAAP** | **$ 2.69** | **$ 2.35** | 14% |

| Revenue Crosswalk | Dollars | % Change |
|---|---|---|
| Balance for full fiscal year 2015 | $ 2,099.8 | |
| Organic Growth | 194.8 | 9% |
| Acquired Growth | 158.0 | 8% |
| Currency effect compared to the prior period | (49.2) | (2%) |
| Balance for full fiscal year 2016 | **$ 2,403.4** | 14% |

## Fiscal Year 2016

- Revenue increased 14.5% over FY15 mostly driven by the Health Segment
- Operating margin was 11.9% and tempered by programs in start-up
- GAAP Diluted EPS increased 14% and included a net benefit of $0.03 from:
  - Gain on sale from education business of $0.06
  - Legal costs of $0.02
  - Acquisition-related expenses of $0.01
- Excluding net benefit of $0.03, diluted EPS would have been $2.66

MAXIMUS
10
Helping Government Serve the People®

# Total Company Results – Fourth Quarter of FY 2016

| ($ in millions, except per share data) | Q4 FY16 | Q4 FY15 | % Change |
|---|---|---|---|
| **Revenue** | | | |
| Health Segment | $ 342.1 | $ 296.2 | 16% |
| Federal Segment | 146.7 | 154.3 | (5%) |
| Human Segment | 134.3 | 128.2 | 5% |
| **Total** | **$ 623.1** | **$ 578.7** | 8% |
| **Operating Income** | | | |
| Health Segment | $ 50.9 | $ 30.5 | 67% |
| Federal Segment | 18.6 | 20.9 | (11%) |
| Human Segment | 14.5 | 13.4 | 9% |
| **Segment Income** | **$ 84.0** | **$ 64.8** | 30% |
| Acquisition expenses | (0.3) | (0.2) | |
| Intangibles amortization | (3.4) | (3.2) | |
| Gain on sale of business | 0.4 | - | |
| Other | 0.6 | 0.1 | |
| **Total** | **$ 81.3** | **$ 61.4** | 32% |
| Operating Margin % | 13.0% | 10.6% | |
| **Net Income attributable to MAXIMUS** | **$ 50.7** | **$ 35.4** | 43% |
| **Diluted EPS - GAAP** | **$ 0.77** | **$ 0.53** | 45% |

| Revenue Crosswalk | Dollars | % Change |
|---|---|---|
| Balance for fourth quarter fiscal year 2015 | $ 578.7 | |
| Organic Growth | 49.4 | 9% |
| Acquired Growth | 8.6 | 1% |
| Currency effect compared to the prior period | (13.6) | (2%) |
| Balance for fourth quarter fiscal year 2016 | **$ 623.1** | 8% |

### Fourth Quarter of Fiscal Year 2016

- Revenue increased 8% compared to Q4 FY15
- Operating margin was strong at 13.0%
- GAAP diluted EPS increased to $0.77 and were better-than-expected due to higher volumes in appeals and assessments business; volumes will return to normalized levels in Q1 FY17

MAXIMUS 11 Helping Government Serve the People®

12 Health Services Segment Fiscal Year 2016 Revenue • Another solid year of double digit top-line growth, driven by new work and expansion of existing contracts • Most of the growth was organic, 1% attributable to acquisition of Ascend • Foreign currency translation impacted the year by $28.7M of revenue or 3%; on a constant currency basis revenue would have been 20% Fiscal Year 2016 Operating Income & Margin • Operating margin improvement of 40 basis points compared to FY15 mostly due to revenue growth outpacing SG&A cost growth U.K. Health Assessment Advisory Service Contract • Delivered just over $200M in revenue and a margin in the high single digits for FY16 • Expected to contribute approximately $200M in revenue and target operating margin of 10-15% in FY17 Revenue Health Services 1,298.3$ 1,109.2$ 17% 342.1$ 296.2$ 16% Operating Income Health Services 185.0$ 154.3$ 20% 50.9$ 30.5$ 67% Operating Margin % 14.3% 13.9% 14.9% 10.3% % Change($ in millions) Q4 FY16 Q4 FY15 % ChangeFY16 FY15

# U.S. Federal Services Segment

| ($ in millions) | FY16 | FY15 | % Change | Q4 FY16 | Q4 FY15 | % Change |
|---|---|---|---|---|---|---|
| **Revenue** | | | | | | |
| U.S. Federal Services | $ 591.7 | $ 502.5 | 18% | $ 146.7 | $ 154.3 | (5%) |
| **Operating Income** | | | | | | |
| U.S. Federal Services | $ 63.4 | $ 59.4 | 7% | $ 18.6 | $ 20.9 | (11%) |
| **Operating Margin %** | **10.7%** | **11.8%** | | **12.7%** | **13.5%** | |

**Fiscal Year 2016 Revenue**

- Segment finished the year strong with better-than-expected top and bottom-line results in Q4 driven by higher appeals and assessments volumes, which are expected to return to more normalized levels in Q1 FY17
- As a result, segment revenue and profit will have a related step down in Q1 FY17 compared to Q4 FY16
- FY16 revenue grew 18% compared to FY15
  - All growth was acquired and offset expected organic declines, primarily due to expected closure of contact center in Boise, ID (revenue from this contract was $49M lower in FY16 compared to FY15)

**Fiscal Year 2016 Operating Income & Margin**

- FY16 full year margin was 10.7% and lower compared to FY15, due to contracts acquired with Acentia are largely cost-reimbursable or time and materials, which carry lower margins
- FY16 also included investments in business development and IT infrastructure refresh costs

MAXIMUS 13 Helping Government Serve the People®

14 Human Services Segment Fiscal Year 2016 Revenue • Revenue grew 5% due to the acquisition of Remploy and organic growth of jobactive ramp up in Australia • Segment was impacted by foreign currency exchange rates, which reduced full year revenue by approximately $20M (or approximately 4%) • On a constant currency basis, revenue would have grown 9% for full year of FY16 Fiscal Year 2016 Operating Income & Margin • Operating margin was 9.3% and lower as compared to the prior year due, in large part, to the ramp up of the jobactive contract in the first part of FY16 as the new program got underway Revenue Human Services 513.3$ 488.1$ 5% 134.3$ 128.2$ 5% Operating Income Human Services 47.7$ 60.2$ (21%) 14.5$ 13.4$ 9% Operating Margin % 9.3% 12.3% 10.8% 10.4% % Change($ in millions) Q4 FY16 Q4 FY15 % ChangeFY16 FY15

15 Balance Sheet & Cash Flows $ in millions Q4 FY16 FY16 Cash provided by operations $71.9 $180.0 Cash paid for property, equipment and capitalized software ($12.3) ($46.4) Free cash flow $59.6 $133.6 Days Sales Outstanding (DSOs) • DSOs were 70 days at September 30th (target range is 65 to 80 days) • DSOs increased on a sequential basis due to a payment delay from one of our large clients; accounted for 5 DSOs; the balance was collected subsequent to quarter close • Due to timing of collections, fell a little short of our full year guidance for cash from operations; we achieved our targeted range for free cash flow Cash Flows

16 Share Repurchases & Cash • Approximately $124M remaining for repurchases under Board-authorized program Cash and Other Balance Sheet Items • Balance sheet remains healthy and ended FY16 with cash and cash equivalents totaling $66.2M, most of which was outside the U.S. • Our line of credit outstanding balance was approximately $165M Uses of Cash • Long-term cash deployment priorities remain unchanged: dividends, opportunistic share buybacks working capital investments to support growth in the business, and acquisitions Period Approximate Number of Shares Purchase Amount Weighted Average Price Fiscal 2016 587,000 $31.3M $53.39 9/30/16 through 11/8/16 243,000 $12.8M $52.84 Share Repurchases

# Establishing Formal FY17 Guidance

| Fiscal 2017 Guidance | |
|---|---|
| Revenue | $2.475B - $2.550B |
| Diluted EPS | $2.90 - $3.10 |
| Cash provided by operations | $230M - $280M |
| Free cash flow | $170M - $220M |

- Macro drivers are unchanged; believe that 10% top and bottom line growth over the long term is achievable
- Will have years of accelerated growth driven by things like new legislation – but will also have years of lesser growth as a result of things like program maturity or procurement timing
- More importantly, long-term macro demand trends remain in our favor as governments are faced with rising caseloads, aging populations, and need to manage social benefit programs cost effectively
- FY17 revenue driven by growth in Health Segment and tempered by approximately $110M (~5%):
  - $50M due to weakening of the British Pound
  - $40M related to lower program volumes on large health care contract in U.S. Federal Services Segment
  - $20M contract that we did not rebid in Health Segment
- At September 30, 2016, we had $4.0B in backlog; based on mid-point of our FY17 revenue guidance range, we estimate that approximately 93% of our forecasted FY17 revenue is already in the form of backlog, options or extension periods

MAXIMUS 17 Helping Government Serve the People®

18 Q1 FY17 Expectations: We anticipate that Q1 FY17 revenue and diluted EPS will be lower compared to Q4 FY16 driven by two factors: 1) U.S. Federal Services will deliver lower revenue and income due to the aforementioned $40M revenue reduction on a health care contract and the expectation appeals volumes to return to normalized levels in Q1 FY17 2) Human Services: Initiated a restructuring in our U.K. Human Services business due to the integration of Remploy and lower referral volumes on the Work Programme as the program comes to an end; taken steps to right size and eliminate redundancies. Will have a $3.8M (or $0.05 diluted EPS) negative impact in Q1 FY17 Segment Level Detail for the Full FY17 • We expect that the majority of revenue growth for FY17 will come from the Health Segment • Anticipated margin range by Segment: − Health Services Segment: at or above the midpoint of 10 – 15% − U.S. Federal Services Segment: 10 – 12% − Human Services Segment: slightly below 10 – 15% (due to planned restructuring in Q1) • Estimated tax rate for fiscal 2017 will range between 36% and 37% − MAXIMUS will adopt new accounting standard on stock compensation in FY17 − Suggest that first three quarters’ effective rate is 1% higher than full year rate with Q4 benefitting from a pick-up due to adoption of a new accounting standard − Final rate will depend on mix of operating contribution from various tax jurisdictions FY17 Guidance Data Points

19 • Now, more than ever, bringing together understanding of how cost, quality and access to services intersect could not be more important • MAXIMUS is really well positioned to address these challenges and be a change agent – we offer scalable, cost-effective and operationally efficient services for a wide range of government programs • We look for FY17 to be another year of growth, top and bottom line • Most importantly, our longer-term success in growing our business is dependent on our ability to identify and win new work, and deliver on our contractual obligations • Our robust pipeline represents core engine of future growth • Over next three to five years, macro trends for our business remain strong and solid • Governments around the world need to find more ways to run programs more effectively and efficiently – while at the same time, dealing with rising caseloads, shifting demographics and unsustainable program costs • We recognize that operating a business is a balance of risk and reward • We continue to believe our portfolio mix of core business, near adjacencies and new growth platforms will allow us to achieve a healthy growth trajectory for years to come Conclusion: Fiscal Year 2017 Thank you to our more than 18,000 employees around the world for your dedication to providing high-quality services to our government clients and the citizens they serve.